Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CSG Names Rolland Johns as Chief Financial Officer

GREENWOOD VILLAGE, Colo. (May 21, 2018) — CSG (NASDAQ: CSGS), the trusted partner to simplify the complexity of business transformation in the digital age, today announced that Rolland (Rollie) Johns has been appointed as the company’s executive vice president and chief financial officer effective May 17, 2018.

“Rollie brings a deep knowledge and expertise in global accounting, financial reporting and corporate development that will be integral in executing our initiatives to deliver long-term shareholder value,” said Bret Griess, president and chief executive officer for CSG. “With Rollie’s proven financial leadership and strong understanding of our profitable business model and global operations, he will be a valuable addition to our management team as we drive continued growth and success for CSG."

As chief financial officer, Rollie Johns will report directly to Bret Griess and will be responsible for overseeing CSG’s global financial operations.

“I am honored to be appointed chief financial officer during this exciting time at CSG, as the company continues to further its growth strategy,” said Rollie Johns, chief financial officer, CSG. “I look forward to continuing to build upon the company’s sound financial foundation to drive its commitment to providing long-term value for our customers, employees and shareholders.”

Johns brings 25 years of finance and accounting experience, having most recently served as chief accounting officer at CSG since 2013, overseeing the company’s accounting, tax and financial reporting functions.  Prior to this, he spent nearly 20 years with KPMG providing professional services to public and private sector clients in various roles, most recently as an audit partner.  Rollie Johns earned a Bachelor of Accounting degree from the University of San Diego.

Johns’ appointment as chief financial officer follows the previously announced retirement of former CFO Randy Wiese, who will stay at CSG as a non-executive through the transition of his duties.

About CSG

CSG simplifies the complexity of business transformation in the digital age for the most respected communications, media and entertainment service providers worldwide. With over 35 years of experience, CSG delivers revenue management, customer experience and digital monetization solutions for every stage of the customer lifecycle. The company is the trusted partner driving digital transformation for leading global brands, including Arrow Electronics, AT&T, Bharti Airtel, Charter Communications, Comcast, DISH, Eastlink, iflix, MTN, TalkTalk, Telefonica, Telstra and Verizon.

At CSG, we have one vision: flexible, seamless, limitless communications, information and content services for everyone. For more information, visit our website at csgi.com and follow us on LinkedIn, Twitter and Facebook.

Elise Brassell

Public Relations

CSG

+1 (303) 804-4962

Elise.brassell@csgi.com

Liz Bauer

Investor Relations

CSG

+1 (303) 804-4065

Liz.bauer@csgi.com